Exhibit 2.1


                          SECURITIES EXCHANGE AGREEMENT

         SECURITIES EXCHANGE AGREEMENT ("this Agreement") dated as of April 5, 2002 by and between FOUNTAIN PHARMACEUTICALS, INC., a Delaware corporation ("FPHI"), SIRICOMM, INC., a Missouri corporation ("SiriComm"), and the individuals whose names appear on the signature page hereof, each being a shareholder (the "Shareholders") of SIRICOMM, INC.

                              W I T N E S S E T H:

         WHEREAS, as of March 14, 2002, there are 9,778 outstanding shares of the common stock, $1.00 par value of SiriComm (the "SiriComm Stock"), all of which are owned beneficially and of record by the Shareholders who together own 100% of the issued and outstanding shares of SiriComm Stock, each owning the number of shares set forth opposite their respective names on the signature page hereof.

         WHEREAS, FPHI proposes to exchange all of the outstanding shares of SiriComm Stock for the issuance of an aggregate of approximately 9,623,195 post-split shares (described below) of FPHI's common stock, $.001 par value ("FPHI Stock"), representing approximately 77% of the post-closing, post-split issued and outstanding shares of FPHI Stock at a closing provided for in Section 2 of this Agreement.

         WHEREAS, as of the date of this Agreement SiriComm has convertible interest bearing promissory notes ("Notes") issued and outstanding in the principal amount of $1,000,000, which convert into shares of SiriComm common stock.

         WHEREAS, FPHI proposes to issue an aggregate of approximately 1,937,136 shares ("Additional Shares") of its post-split shares (described below) of common stock in connection with the conversion of the Notes into equity of the combined companies.

         WHEREAS, the Board of Directors of both FPHI and SiriComm have determined that it is desirable to effect a plan of reorganization meeting the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the parties intend that the issuance of the FPHI Stock in exchange for the SiriComm Stock shall qualify as a "tax free" reorganization as contemplated by the provisions of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

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                                    ARTICLE 1

                         ISSUANCE AND EXCHANGE OF SHARES

         1.1 Issuance and Exchange. At Closing to be held in accordance with the provisions of Article 2 below, and subject to the terms and agreements set forth herein, FPHI agrees to issue each of the Shareholders who agree, severally and jointly, to exchange the number of authorized and newly issued shares of FPHI Stock determined in Section 1.2 below for each share of SiriComm Stock owned by them. In consideration for the shares of FPHI Stock to be exchanged, the Shareholders shall each l deliver to FPHI the stock certificates evidencing their ownership of SiriComm, together with duly executed stock powers to effectuate the transfer.

         1.2 Exchange Ratio.

         (a)      At Closing, subject to the reverse stock split discussed in
                  Section 4.3 below, FPHI shall exchange 984.1678 post-split shares of FPHI Stock for each outstanding share of SiriComm Stock in accordance with the distribution shown on the signature page hereof and as full consideration for the SiriComm Stock.

         (b) No fractional shares of FPHI Stock will be issued to any Shareholder. Accordingly, Shareholders who would otherwise be entitled to receive fractional shares of FPHI Stock will, upon surrender of their certificate representing the fractional shares of SiriComm Stock, receive a full share if the fractional share exceeds fifty percent (50%) and if the fractional share is less than fifty percent (50%) the fractional share shall be canceled.

         (c) An aggregate of approximately 9,623,195 post-split shares of FPHI Stock shall be exchanged for and issued to all of the SiriComm Shareholders.

         1.3 Conversion. At Closing, FPHI shall issue an aggregate of approximately 1,937,136 Additional Shares in connection with the conversion of the Notes to the note holders in accordance with the conversion formula outlined in Schedule 4.2.

                                    ARTICLE 2

                                     CLOSING

         2. Closing.

         The consummation of the exchange by the Shareholders (the Closing") shall occur at the offices of SiriComm, Inc., 2900 Davis Blvd., Suite 130, Joplin, Missouri 64804, on the __ day of April, 2002, or at such other place, date and time as the parties may agree upon (the "Closing Date"). If the Closing

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fails to occur by May 15, 2002, or by such later date to which the Closing may be extended as provided hereinabove, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party that may be in default of representations, warranties or covenants, if any other party is in default of any representations, warranties or covenants under this Agreement. At the Closing, as conditions thereto:

         2.1      Deliveries by FPHI.

         FPHI shall deliver, or cause to be delivered to the Shareholders:

         (a) As soon after the Closing as is feasibly possible, and no later than three business days from the Closing, certificates for the shares of FPHI Stock being exchanged for their respective accounts, in form and substance reasonably satisfactory to the Shareholders and their counsel;

         (b)      The certificates, resolutions, and opinions specified in
                  Article 6 below; and

         (c)      All of the books and records of FPHI.

         2.2      Shareholders' Deliveries.

         The Shareholders shall deliver to FPHI:

         (a) As soon after the Closing as is feasibly possible and no later than three business days from the Closing, a stock certificate or certificates evidencing the ownership of each Shareholder of all shares of SiriComm Stock currently owned by them, respectively, duly endorsed for transfer to FPHI; and

         (b)      The certificates, resolutions and opinions specified in
                  Article 5 below.

         2.3      SiriComm's Deliveries.

         (a) The original Notes, with a fully executed conversion notice;

         (b) All of the books and records of SiriComm.

                                    ARTICLE 3

                       REPRESENTATIONS OF ALL SHAREHOLDERS

         All of the Shareholders hereby represent and warrant to FPHI as follows (it being acknowledged that FPHI is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the

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truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of FPHI hereunder):

         3.1 Ownership of Stock. The Shareholders are the lawful owners of the shares of SiriComm Stock to be transferred to FPHI free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind, and the delivery to FPHI of the SiriComm Stock pursuant to the provisions of this Agreement will transfer to FPHI valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. All of the shares of SiriComm Stock to be exchanged herein have been duly authorized and validly issued and are fully paid and nonassessable.

         3.2 Authority to Execute and Perform Agreement; No Breach. Each Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to sell, assign, transfer and convey the SiriComm Stock and to perform fully their respective obligations hereunder. This Agreement has been duly executed and delivered by each Shareholder and, assuming due execution and delivery by, and enforceability against FPHI, constitutes the valid and binding obligation of each Shareholder enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Shareholders or in connection with the execution and delivery by the Shareholders of this Agreement and consummation and performance by them of the transactions contemplated hereby.

         The execution, delivery and performance of this Agreement by each Shareholder and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof by each Shareholder will not:

         (a) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which a Shareholder is a party or by or to which any of the properties and assets of any of the Shareholders may be bound or subject;

         (b) violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which a Shareholder or the securities, assets, properties or business of any of them is bound; or

         (c)      violate any statute, law or regulation.

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         3.3 Securities Matters.

         (a) The Shareholders have been advised that the FPHI Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities act in reliance on exemptions there from.

         (b) The FPHI Shares are being acquired solely for each Shareholder's own account, for investment and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof, the Shareholders have no present plans to enter into any such contract, undertaking, agreement, or arrangement, and each Shareholder further understands that the FPHI Shares may only be resold pursuant to a registration statement under the Securities Act, or pursuant to some other available exemption.

         (c) The Shareholders acknowledge, in connection with the exchange of the FPHI Shares, that no representation has been made by representatives of FPHI regarding its business, assets or prospects other than that set forth herein and that each is relying upon the information set forth in the filings made by FPHI pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and such other representations and warranties as set forth in this Agreement.

         (d) The Shareholders acknowledge that they are either an "accredited investor" within the meaning of Regulation D under the Securities Act or they have sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their SiriComm Shares for FPHI Shares and they are able to bear the economic risk of the transactions contemplated hereby.

         (e) The Shareholders agree that the certificate or certificates representing the FPHI Shares will be inscribed with substantially the following legend:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933. The securities have been acquired for investment and may not be sold, transferred, or assigned in the absence of an effective registration statement for these securities under the Securities Act of 1933, or an opinion of FPHI's counsel that registration is not required under said Act."

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                                    ARTICLE 4

                    REPRESENTATIONS OF PRINCIPAL SHAREHOLDERS

         The Principal Shareholders (as indicated on the signature page hereof) hereby represent and warrant to FPHI as follows:

         4.1 Existence and Good Standing. SiriComm is a corporation duly organized, validly existing, qualified to do business, and in good standing under the laws of the State of Missouri. SiriComm has the power to own or lease its properties and assets and to carry on its business as now being conducted

         4.2 Capital Stock. SiriComm has an authorized capitalization consisting of 10,000 shares of Common Stock, of which 9,778 shares are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 4.2, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares of the capital stock of SiriComm, other than the exchange of the SiriComm Shares as contemplated by this Agreement.

         4.3 Financial Statements and No Material Changes. Annexed hereto as
Schedule 4.3 are the audited Financial Statements for the year ended November 30, 2001, and the unaudited Financial Statements for the first quarter ended February 28, 2002, (the "Financial Statements").

         The Financial Statements were carefully prepared from the books and records of SiriComm, and contain the footnotes which would be required in audited financial statements, present fairly the financial position, assets and liabilities of SiriComm and the results of its operations for the respective periods indicated and reflect all necessary accruals, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis. The Financial Statements contain all adjustments (consisting of only normal recurring accruals) required to be made by GAAP, subject to normal year-end adjustments.

         Since the date of the Financial Statements, there has been (a) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of SiriComm, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God, or other public force or otherwise, and (b) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of SiriComm and to the best knowledge, information and belief of SiriComm, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

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         4.4 Books and Records. The minute books of SiriComm, all the contents of which have been previously made available to FPHI and its representatives, contain accurate records of all meetings of and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of SiriComm. SiriComm does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and there from) are not under the exclusive ownership and direct control of SiriComm.

         4.5 Title to Properties; Encumbrances.

         (a) SiriComm has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the balance sheet included as part of the Financial Statements, and (b) all of the properties and assets purchased by SiriComm since the date of the Financial Statements all of which purchases as of a date not more than two days prior to the date of this Agreement, have been set forth on Schedule 4.5 attached hereto; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the balance sheet, included as part of the Financial Statements; (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by SiriComm in the operation of its business; (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent; and (iv) liens described on Schedule 4.5 attached hereto (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

         (b) The rights, properties and other assets presently owned, leased or licensed by SiriComm reflected on the balance sheet included in the Financial Statements or acquired since the date of the Financial Statements include all rights, properties and other assets necessary to permit SiriComm to conduct its business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by SiriComm are in satisfactory condition and repair, other than ordinary wear and tear.

         4.6 Leases. There are no leases to which SiriComm is a party (as lessee or lessor). SiriComm's office facility is on a month-to-month basis under an oral agreement.

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         4.7 Material Contracts. Except as set forth on Schedule 4.7 attached hereto, SiriComm neither has, nor is bound by:

         (a) any agreement, contract or commitment relating to the employment of any person by SiriComm, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

         (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

         (c) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

         (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

         (e) any management service, consulting or any other similar type contract;

         (f) any agreement, contract or commitment limiting the freedom of SiriComm to engage in any line of business or to compete with any Person;

         (g) any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

         (h) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of SiriComm; or

         (i) any agreement, contract or commitment not reflected in the Financial Statements under which SiriComm is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of SiriComm.

         Each contract or agreement set forth on Schedule 4.7 (or not required to be set forth on Schedule 4.7) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including

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the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. SiriComm has not violated any of the terms or conditions of any contract or agreement set forth on
Schedule 4.7 (or not required to be set forth on Schedule 4.7) in any material respect, and, to the best knowledge, information and belief of SiriComm, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 4.7, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

         4.8 Restrictive Documents. Neither SiriComm, nor any Principal Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could materially adversely affect the business practices, operations or condition of SiriComm or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Principal Shareholders with the terms, conditions, and provisions hereof, or the continued operation of SiriComm's business after the date hereof or the Closing Date (as hereinafter defined) on substantially the same basis as heretofore operated or which would restrict the ability of SiriComm to conduct business in any area.

         4.9 Litigation. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge, information and belief of the Principal Shareholders any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of SiriComm, threatened against or affecting SiriComm, or any of its respective properties or rights, or against the Principal Shareholders, or any officer, director or employee of a Principal Shareholder other than such items which are insignificant and immaterial and which do not adversely affect (i) the right or ability of SiriComm to carry on business as now conducted; (ii) the condition, whether financial or otherwise, or properties of SiriComm; or (iii) the consummation of the transactions contemplated hereby, and the Shareholders do not know of any valid basis for any such action, proceeding, or investigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which either the Principal Shareholders or SiriComm, or any officer, director or employee of SiriComm, or the securities, assets, properties or business of any of them is bound, other than any such items which are insignificant and immaterial and which do not and will not adversely affect (i) the right of SiriComm to carry on its business as now conducted and as proposed to be conducted by FPHI after the consummation of the transactions contemplated by this Agreement; (ii) the condition, whether financial or otherwise, of properties of SiriComm; or (iii) the consummation of the transactions contemplated hereby.

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         4.10 Taxes. Except as set forth on Schedule 4.10, SiriComm has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to SiriComm. Such returns and reports reflect accurately all liability for taxes of SiriComm for the periods covered thereby. Except as set forth on Schedule 4.10, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, SiriComm has been fully paid and fully provided for in the books and financial statements of SiriComm. No examination of any tax return of SiriComm is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of SiriComm. Schedule 4.10 lists all tax sharing contracts, agreements or arrangements to which SiriComm is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to SiriComm.

         4.11 Liabilities. SiriComm has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistent with past practice, other than liabilities incurred subsequent to the date of the Financial Statements in the ordinary course of business not exceeding $100,000 individually or $300,000 in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. SiriComm is not in default in respect of the terms or conditions of any indebtedness.

         4.12 Insurance. Set forth on Schedule 4.12 is a brief description of insurance policies (specifying the insurer, the policy number or coverage note number with respect to binders and the amount of any deductible, describing the pending claims if such claims exceed the applicable policy limits, setting forth the aggregate amount paid out by the insurer under each policy from December 31, 2000 through the date hereof, and the aggregate limit, if any, of the insurer's liability thereunder) which SiriComm maintains with respect to its business, properties or employees. Such policies are valid, binding and enforceable in accordance with their terms and are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which SiriComm's property and assets are normally exposed in the operation of its businesses. SiriComm is not in default with respect to any material provision in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, and SiriComm has not received any notice of cancellation or non-renewal with respect to any such policy or binder. There are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

         4.13 Intellectual Properties. The operation of the business of SiriComm requires no rights under Intellectual Property (as hereinafter defined) other than rights under Intellectual Property listed on Schedule 4.13, and rights granted to SiriComm pursuant to agreements listed on Schedule 4.13. Within the

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three-year period immediately prior to the date of this Agreement, the business of SiriComm did not make use of Intellectual Property rights other than rights under Intellectual Property listed on Schedule 4.13 and rights granted to SiriComm pursuant to agreements listed on Schedule 4.13. Except as otherwise set forth on Schedule 4.13, SiriComm owns all right, title and interest in the Intellectual Property listed on Schedule 4.13 including, without limitation, exclusive rights to use and license the same. Each item of Intellectual Property listed on Schedule 4.13 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 4.13, no claim adverse to the interests of SiriComm in the Intellectual Property or agreements listed on Schedule 4.13 has been made in litigation. To the best knowledge, information and belief of the Principal Shareholders, no such claim has been threatened or asserted, no basis exists for any such claim, and no Person has infringed or otherwise violated the rights of SiriComm in any of the Intellectual Property or agreements listed on Schedule 4.13. Except as set forth on Schedule 4.13, no litigation is pending wherein SiriComm is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. To the best knowledge, information and belief of the Principal Shareholders, no such claim has been asserted or threatened against SiriComm, nor are there any facts that would give rise to such a claim. For purposes of this Section 4.13, "Intellectual Property" means domestic and foreign patents, patent applications, registered and unregistered trademarks and service marks, trade names, registered and unregistered copyrights, computer programs, data bases, trade secrets and proprietary information. The Principal Shareholders will transfer any Intellectual Property owned by them and used in SiriComm's business to FPHI.

         4.14 Compliance with Laws. Neither SiriComm, nor to the knowledge of SiriComm, any of its Principal Shareholders, officers, directors or employees of SiriComm are in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of SiriComm or its respective properties or assets. Neither the Principal Shareholders of SiriComm, nor to the knowledge of SiriComm, any of its officers, directors or employees of SiriComm are in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) SiriComm's Business or Property; (ii) the business proposed to be conducted by FPHI after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority ("Permits") that is material to the conduct of SiriComm's Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of the Principal Shareholders or SiriComm, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on SiriComm's Business or Property or the business to be conducted by FPHI after the consummation of the transactions contemplated by this Agreement. Schedule 4.14 contains a list of

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all Permits. Except as set forth on Schedule 4.14, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         4.15 Employment Relations.

         (a) SiriComm is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;

         (b) no unfair labor practice complaint against SiriComm is currently pending before the National Labor Relations Board nor has such a complaint been pending in the last two years;

         (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving SiriComm nor has one existed during the last two years;

         (d) no representation question exists respecting the employees of SiriComm ;

         (e) no grievance which might have an adverse effect upon SiriComm or the conduct of SiriComm's business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted;

         (f) SiriComm is not a party to, nor does there otherwise exist, any union, collective bargaining agreement or similar agreement with respect to the employees of SiriComm and no collective bargaining agreement or similar agreement is currently being negotiated by SiriComm; and

         (g) SiriComm has not experienced any labor difficulty during the last two years. There has not been, and to the best knowledge, information and belief of the Principal Shareholders there will not be, any adverse change in relations with employees of SiriComm as a result of any announcement of the transactions contemplated by this Agreement.

         4.16 Employee Benefit Plans.

         (a) Schedule 4.16 contains a complete list, as of December 31, 2001, of all employees, including their names, birth dates, job titles, base salaries and dates of hire. Schedule 4.16 contains a true and complete list and accurate description of each employee welfare benefit plan (an "Employee Welfare Plan"), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained currently or at any time by SiriComm or any other organization which as of the Closing Date is a member of a controlled group of organizations within the meaning of Section 414(b), (c),
                  (m) or (o) of the Internal Revenue Code of 1986, as amended, (the "Code"), of which SiriComm is a member (an "ERISA Affiliate"), or to which SiriComm or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. Schedule 4.16 contains a true and complete list and accurate description of each employee pension benefit plan, as defined in Section 3(2) of ERISA (an "Employee Pension Plan"), maintained currently or at any time by SiriComm or any ERISA affiliate or to which SiriComm or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. The Employee Welfare Plans, the Employee Pension Plans and the other plans listed on Schedule 4.16 are collectively referred to herein as the "Plans." Neither SiriComm nor any ERISA Affiliate has maintained at any time, nor does it contribute to or has it contributed to or is or was required to contribute to: (i) any multi-employer plan (as defined in Section 3(37) of ERISA); or (ii) any funded or unfunded medical, health or life insurance plans or arrangements for current or future retirees or terminated employees.

         (b) With respect to each current Plan, FPHI has been provided heretofore with true and complete copies of: (i) all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto; (ii) the most recent determination letter received from the IRS; (iii) the most recent financial statement; (iv) the most recent IRS Form 5500; and (v) written descriptions of all non-written agreements relating to the Plans. All current Plans, all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto, comply in all material respects with the provisions of ERISA and the Code and applicable laws, rules and regulations. All necessary governmental approvals for all current Plans have been obtained and favorable determinations as to the qualification under the Code of each of the current Plans, and for any Code
                  Section 501(c)(9) trust maintained in connection with any current Employee Welfare Plan, and each amendment thereto, have been made by the IRS, or have been applied for, and no event has occurred and no facts or circumstances exist that may cause the loss of any such qualification or may cause any such application to be denied.

         (c) Except as set forth on Schedule 4.16, the administration of all Plans has been consistent with, and in compliance in all material respects with, applicable requirements of the Code and ERISA, including, without limitation, compliance on a timely basis with all requirements for reporting, disclosure and requirements for the continuation of group health insurance. Neither SiriComm, any ERISA Affiliate nor any Plan fiduciary (as defined in Section 3(21) of ERISA), with respect to any Plan, has engaged in any transaction or acted or failed to act in any manner that violates Section 404 or 406 of ERISA or engaged in any prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained. All obligations required to be performed by SiriComm or any ERISA Affiliate under each Plan have been performed, and SiriComm is not in violation of the terms of any Plan, nor does SiriComm or the Principal Shareholders have any knowledge of any existing violation by any other party of any term or requirement of or applicable to any current Plan. All contributions required by law to have been made under any Plan, or to any trusts or funds established thereunder or in connection therewith, have been made by the due dates thereof (including any valid extensions).

         (d) No claims, suits or other proceedings are pending or threatened, and no facts or circumstances exist that could provide a basis for any such claim, suit or other proceeding, by any of SiriComm's or any ERISA Affiliate's current or former employees, any participant (as defined in Section 3(7) of ERISA) to any Plan maintained at any time by SiriComm or any ERISA Affiliate to which SiriComm contributes or has contributed or is or was required to contribute, any fiduciary of any Plan, any beneficiary (as defined in Section 3(8) of ERISA) of any such person or by any governmental body, agency or instrumentality thereof relating to or affecting any Plan, other than usual and ordinary claims for benefits by eligible persons. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute: (i) a termination of employment or other event entitling any person to any additional or other benefits, or that would otherwise modify any benefits or the vesting of any benefits, under any Plan maintained at any time by SiriComm or any ERISA affiliate, or to which SiriComm or any ERISA Affiliate contributes or has contributed or is or was required to contribute; or (ii) a violation of Section 404 or 406 of ERISA or a prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained.

         (e) Neither SiriComm nor any ERISA Affiliate maintains any Plans that are subject to the requirements of Section 412 of the Code.

         4.17 Environmental Laws and Regulations.

         (a) SiriComm has not generated, transported or disposed of any hazardous material (defined below) during the past three years.

         (b) SiriComm has no Hazardous Materials at any site or facility owned or operated presently or at any previous time by SiriComm.

         SiriComm is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environmental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting requirements respecting Hazardous Materials. SiriComm has not been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three years. There are no facts or circumstances which SiriComm or the Principal Shareholders reasonably expects could form the basis for the assertion of any Environmental Claim (as defined below) against SiriComm relating to environmental matters including, but not limited to, any Environmental Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which SiriComm or the Principal Shareholders believes might have an adverse effect on the business, results of operations, financial condition or prospects of SiriComm.

         For purposes of this Section 4.17, the following terms shall have the following meanings: (A) "Hazardous Materials" shall mean materials defined as "hazardous substances", "hazardous wastes" or "solid wastes" in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601--5657, and any amendments thereto ("CERCLA"); (ii) the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901-6987 and any amendments thereto ("RCRA"); and (iii) any similar federal, state or local environmental statute; and (B) "Environmental Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against SiriComm.

         4.18 Interests in Clients, Suppliers, Etc. As of the date of closing no officer or director of SiriComm possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of SiriComm. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this
Section 4.18.

         4.19 Powers of Attorney and Compensation of Employees. Set forth on
Schedule 4.19 is an accurate and complete list showing (a) the names of all persons, if any, holding powers of attorney from SiriComm and a summary statement of the terms thereof; and (b) the names and current salaries, including bonus and fringe benefits (other than those described on Schedule 4.16 hereto) of all officers and of all persons whose compensation from SiriComm for the calendar year to date ended on the Financial Statement date exceeded an annualized rate of $100,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

         4.20 No Changes Since Financial Statement Date. Since the audited Financial Statements for year ended November 30, 2001, and the unaudited interim Financial Statements for the first quarter ended February 28, 2002, SiriComm has not:

         (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the Financial Statements of more than $200,000 in the aggregate;

         (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);

         (c) sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business and consistent with past practice;

         (d) made any single capital expenditure or commitment in excess of $200,000 or made aggregate capital expenditures and commitments in excess of $500,000;

         (e) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

         (f) made any bonus or profit sharing distribution or payment of any kind;

         (g) increased its indebtedness for borrowed money, or made any loan to any Person;

         (h) written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed $250,000 in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to SiriComm;

         (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or understanding except as set forth on Schedules 4.16 and 4.20;

         (j)      canceled or waived any claims or rights of substantial value;

         (k) made any change in any method of accounting or auditing practice;

         (l) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

         (m) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in SiriComm's Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Financial Statements;

         (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or shareholders or any affiliate or associate of its officers, directors or shareholders, except compensation to officers at rates not exceeding the rate of compensation in effect as of the date of the Financial Statements;

         (o) suffered any material adverse changes in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business operations or prospects; or

         (p)      agreed, whether or not in writing, to do any of the foregoing.

         4.21 Certain Business Practices. No officer, director, shareholder, employee, agent or other representative of SiriComm, or any person acting on behalf of SiriComm, has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder SiriComm in connection with an actual or proposed transaction.

         4.22 Subsidiaries. SiriComm has no subsidiaries or interest in any corporation, partnership, joint venture or other entity.

         4.23 Disclosure. To the best of the Principal Shareholder's knowledge and belief, neither this Agreement, nor the Financial Statements referred to in
Section 4.3 hereof, any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of the Principal Shareholders or by or on behalf of any of SiriComm's directors or officers in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Principal Shareholders or SiriComm which could materially and adversely affect the business, prospects or financial condition of SiriComm or any of its subsidiaries or their respective properties or assets, which has not been set forth in this Agreement, the Financial Statements referred to in
Section 4.3 hereof (including the footnotes thereto), any schedule, exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of a Shareholder or by or on behalf of any of SiriComm's directors or officers in connection with the transactions contemplated by this Agreement.

         4.24 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Principal Shareholders or SiriComm is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

         4.25 Copies of Documents. The Principal Shareholders have caused to be made available for inspection and copying by FPHI and its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule attached hereto.

                                    ARTICLE 5

                             REPRESENTATIONS OF FPHI

         FPHI represents, warrants and agrees as follows:

         5.1 Organization and Corporate Power. FPHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FPHI has all requisite corporate power and authority to conduct its business as now being conducted. FPHI's Articles of Incorporation as amended to date, certified by the Secretary of State for the State of Delaware, and the Bylaws of FPHI as amended to date, certified by the President and the Secretary of FPHI, which have been delivered to the Shareholders prior to the execution hereof, are true and complete copies thereof as in effect as of the date hereof.

         5.2 Authorization. FPHI has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, and to exchange the FPHI Shares with the Shareholders, and to perform all of its obligations hereunder. This Agreement and all other agreements, documents and instruments to be executed in connection herewith have been effectively authorized by all necessary action, corporate or otherwise, on the part of FPHI, which authorizations remain in full force and effect, have been duly executed and delivered by FPHI, and no other corporate proceedings on the part of FPHI are required to authorize this Agreement and the transactions contemplated hereby, except as specifically set forth herein. This Agreement constitutes the legal, valid and binding obligation of FPHI and is enforceable with respect to FPHI in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcements of creditors' rights or affecting generally the availability of equitable remedies. Neither the execution and delivery of this Agreement, nor the consummation by FPHI of any of the transactions contemplated hereby, or compliance with any of the provisions hereof, will (i) conflict with or result in a breach or, violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation (including, without limitation, any of its charter documents) to which FPHI is a party or by which FPHI or any of its assets or properties may be bound, or (ii) violate any judgment, order, injunction, decree, statute, rule or properties of FPHI. No authorization, consent or approval of any public body of authority or any third party is necessary for the consummation by FPHI of the transactions contemplated by this Agreement.

         5.3 Capitalization. The authorized capital stock of FPHI consists of a total of 57,000,000 shares, consisting of: (i) 50,000,000 shares of Common Stock, $.001 par value, (ii) 5,000,000 shares of Class B Common Stock, $.001 par value, and (iii) 2,000,000 shares of Preferred Stock, $.001 par value. As of the date of Closing, there will be approximately 99,672 post-60-for-1-split shares of FPHI's Common Stock issued and outstanding and zero shares of Preferred Stock issued and outstanding. As of the date of Closing, the Board of Directors and a majority of shareholders of FPHI will have duly authorized an amendment of FPHI's Articles of Incorporation so as to approve: (i) a 1 for 60 reverse split of its common stock, (ii) an increase in its authorized shares of Common Stock to 100,000,000 shares; (iii) an increase in its authorized shares of Preferred Stock to 5,000,000 shares; (iv) a change in the par value of the Common Stock and Preferred Stock to $.001; (v) a change in the name of the company; (vi) a change in the officers, directors, registered agent, and corporate address of the company; (vii) a 2002 Equity Incentive Plan or an amendment to the 1998 Stock Option Plan; and (viii) a change of its accounting firm. Said amendment to the Articles of Incorporation will be duly and properly filed as soon after Closing as is feasibly possible. All of the outstanding shares of FPHI Common Stock have been, and all of FPHI's Common Stock to be issued and sold to each Shareholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. Except as set forth on Schedule 5.3 there are no options, warrants, convertible debt instruments, rights, agreements or commitments of any character obligating FPHI contingently or otherwise to issue any shares or to register any shares of its capital stock under any applicable federal or state securities laws.

         5.4 Financial Statements.

         (a) To management's knowledge and belief, FPHI's financial statements contained in its Form 10-KSB filing for the fiscal year ended September 30, 2001, its Form 10-QSB filing for the quarter period ended December 31, 2001, (collectively "FPHI's Financial Statements") are complete in material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. To management's knowledge and belief, FPHI's Financial Statements accurately set out and describe the financial condition and operating results of FPHI as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. Except as set forth in FPHI's Financial Statements and to management's knowledge and belief, FPHI has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2001, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in FPHI's Financial Statements. FPHI maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

         (b)      To management's knowledge and belief, except as set forth in
                  Schedule 5.4, since December 31, 2001 there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of FPHI whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of FPHI and to the best knowledge, information and belief of FPHI, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

         5.5 Subsidiaries. FPHI has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

         5.6. Absence of Undisclosed Liabilities. To management's knowledge and belief, except as and to the extent reflected or reserved against in the most recent balance sheet included in the FPHI's Financial Statements, FPHI has no liability(s) or obligation(s) (whether accrued, to become due, contingent or otherwise) which individually or in the aggregate could have a materially adverse effect on the business, assets, properties, condition (financial or otherwise) or prospects of FPHI. Except as disclosed on Schedule 5.6 hereto, there are no material changes in the business of FPHI. At Closing, FPHI shall have approximately $50,000 in its checking account, no other assets, and a note due to Finter Bank in the principal amount of $100,000.

         5.7 No Pending Material Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best of FPHI's knowledge, threatened against or affecting FPHI (including actions, suits or proceedings where liabilities may be adequately covered by insurance) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign, or affecting any of the officers or directors of FPHI in connection with the business, operations or affairs of FPHI, which might result in any adverse change in the business, properties or assets, or in the condition (financial or otherwise) of FPHI, or which might prevent the sale of the transactions contemplated by this Agreement. FPHI is not subject to any voluntary or involuntary proceeding under the United States Bankruptcy Code and has not made an assignment for the benefit of creditors.

         5.8 Disclosure. Neither this Agreement, nor any certificate, exhibit, or other written document or statement, furnished to the Shareholders by FPHI in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

         5.9 Compliance with Law and Government Regulations. To management's knowledge and belief, FPHI is in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, whether mandatory or voluntary, imposed by the United States of America, any state, county, municipality or agency of any thereof, and any foreign country or government to which FPHI is subject. Without limiting the generality of the foregoing, FPHI has filed all reports and statements required to be filed pursuant to the Securities Act of 1933 (the "1933 Act") and Securities Exchange Act of 1934 (the "1934 Act") including all periodic reports required under the
Section 13 or 15 of the 1934 Act and Form SR reports under Rule 463 of the 1933 Act. Each of such reports was complete, did not contain any material misstatement of or omit to state any material fact.

         5.10 Books and Records. The minute books of FPHI, all the contents of which have been previously made available to SiriComm and its representatives, to management's knowledge and belief, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of FPHI. FPHI does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FPHI.

         5.11 Material Contracts. To management's knowledge and belief, except as set forth on Schedule 5.11 attached hereto, FPHI does not have, nor is bound by:

         (a) any agreement, contract or commitment relating to the employment of any person by FPHI, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

         (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

         (c) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person") or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

         (d) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

         (e) any management service, consulting or any other similar type contract;

         (f) any agreement, contract or commitment limiting the freedom of FPHI to engage in any line of business or to compete with any Person;

         (g) any agreement, contract or commitment not entered into in the ordinary course of business which involves $100,000 or more and is not cancelable without penalty or premium within 30 days; or

         (h) any agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of FPHI; or

         (i) any agreement, contract or commitment not reflected in the Financial Statements under which FPHI is obligated to make cash payments of, or deliver products or render services with a value greater than $100,000 individually or $300,000 in the aggregate, or receive cash payments of, or receive products or services with a value greater than $100,000 individually or $300,000 in the aggregate, and any other agreement, contract or commitment which is material to the conduct of the business of FPHI.

         Each contract or agreement set forth on Schedule 5.11 (or not required to be set forth on Schedule 5.11) is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. To management's knowledge and belief, FPHI has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 5.11 (or not required to be set forth on Schedule 5.11) in any material respect, and, to the knowledge and belief of FPHI, all of the covenants to be performed by any other party thereto have been fully performed. Except as set forth on Schedule 5.11, the consummation of the transactions contemplated hereby does not constitute an event of default (or an event, which with notice or the lapse of time or both would constitute a default) under any such contract or agreement.

         5.12 Taxes. To management's knowledge and belief, except as set forth on Schedule 5.12, FPHI has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, FPHI. Such returns and reports reflect accurately all liability for taxes of FPHI for the periods covered thereby. Except as set forth on Schedule 5.12, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, FPHI have been fully paid and fully provided for in the books and financial statements of FPHI. No examination of any tax return of FPHI is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of FPHI. Schedule 5.12 attached hereto lists all tax sharing contracts, agreements or arrangements to which FPHI is a party and all such contracts, agreements and arrangements have been terminated prior to the Closing Date with no liability or obligation to FPHI.

         5.13 Compliance with Laws. FPHI is not, nor to the knowledge of FPHI, any of its officers, directors or employees of FPHI, are in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of FPHI or its properties or assets. FPHI is not, nor to the knowledge of FPHI, any of its officers, directors or employees of FPHI, are in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) FPHI's business or property; (ii) the business proposed to be conducted by SiriComm after the consummation of the transactions contemplated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority ("Permits") that is material to the conduct of FPHI's Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of FPHI, threatened, to revoke or limit any Permit, which revocation or limitation could have an adverse effect on FPHI's business or property or the business to be conducted by FPHI after the consummation of the transactions contemplated by this Agreement. Schedule 5.13 contains a list of all Permits. Except as set forth on Schedule 5.13, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         5.14 Employment Relations. FPHI is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice.

         5.15 Employee Benefit Plans. FPHI has no employee welfare benefit plan (an "Employee Welfare Plan"), as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no employee pension benefit plan, as defined in Section 3(2) of ERISA (an "Employee Pension Plan").

         5.16 Other Assets, Encumbrances, and Business Practices. FPHI has no title to properties, leases, restrictive covenants, material contracts, insurance policies, intellectual properties, and has not, within the past three years, generated, transported, or disposed of any hazardous material. No officer or director of FPHI has directly or indirectly, within the past two years, given or agreed to give any illegal, unethical or improper gift or benefit to any customer, supplier, governmental employee or other person who was in a position to help and hinder FPHI in connection with an actual or proposed transaction.

         5.17 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of FPHI is, or will be, entitled to any commission or broker's or finder's fees from SiriComm or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         5.18 Copies of Documents. FPHI has caused to be made available for inspection and copying by SiriComm and its advisors, true, complete and correct copies of all documents referred to in this Article 5 or in any Schedule attached hereto.

                                    ARTICLE 6

                        CONDITIONS TO FPHI's OBLIGATIONS

         The exchange of the SiriComm Shares by FPHI on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

         6.1 Opinion of SiriComm's Counsel. SiriComm shall have furnished FPHI with a favorable opinion, dated the Closing Date, of SiriComm's counsel, in form and substance satisfactory to FPHI and their counsel, to the effect set forth in
Schedule 6.1.

         6.2 Good Standing and Other Certificates. SiriComm shall have delivered to FPHI:

         (a) copies of certificates or articles of incorporation, all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation;

         (b) a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that SiriComm is in good standing or subsisting in such jurisdiction and listing all charter documents including all amendments thereto, on file;

         (c) a copy of the Bylaws of SiriComm, certified by its respective Secretary as being true and correct and in effect on the Closing Date.

         (d) a resolution of the Shareholders of SiriComm, and a resolution of SiriComm's Board of Directors certified by its Secretary approving the transactions contemplated hereby and authorizing the President and Secretary to execute this Agreement and all documents necessary to consummate the sale of the Shares.

         6.3 Officer Certificate. SiriComm shall deliver a certificate of its President stating the following:

         (a) Certain Agreements. Except as listed on Schedule 4.7 hereto there are no management or consulting agreements with any third parties to provide these services to SiriComm.

         (b) No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of SiriComm, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise.

         (c) Truth of Representations and Warranties. The representations and warranties of SiriComm contained in this Agreement or in any schedule attached hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         (d) Performance of Agreements. All of the agreements of SiriComm to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed.

         (e) No Litigation Threatened. No action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

         6.4 Chief Financial Officer's Letter. In the absence of a Chief Financial Officer of SiriComm, the President of SiriComm shall have delivered to FPHI a letter, dated the Closing Date, in form and substance satisfactory to them, to the effect set forth in Schedule 6.4.

         6.5 Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         6.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to FPHI and their counsel, and FPHI shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         6.7 Audited Financial Statements. The completion and delivery of SiriComm's consolidated financial statements together with an unqualified auditors' report (except as to going concern).

         6.8 Closing. The transactions contemplated by this Agreement shall have been consummated by May 15, 2002.

                                    ARTICLE 7

                        CONDITIONS TO THE OBLIGATIONS OF
                          THE SHAREHOLDERS AND SIRICOMM

         The obligations of the Shareholders and SiriComm on the Closing Date are conditioned upon satisfaction, on or prior to such date, of the following conditions:

         7.1 Opinion of FPHI's Counsel. FPHI shall have furnished the Shareholders and SiriComm with an opinion, dated the Closing Date, as to the effect set forth in Exhibit 4 attached hereto.

         7.2 Good Standing Certificates. FPHI shall have delivered to the
Shareholders:

         (a) copies of the Articles of Incorporation of FPHI, including all amendments thereto, certified by the Secretary of State of the State of Delaware;

         (b) certificates from the Secretary of State of the State of Delaware to the effect that FPHI is in good standing in such State and listing all charter documents, including all amendments thereto, of FPHI on file;

         (c) a copy of the Bylaws of FPHI, certified by its Secretary, as being true and correct and in effect on the Closing Date; and

         (d) a resolution of FPHI's sole director approving the transactions contemplated hereby and authorizing the President/Secretary to execute this Agreement and all documents necessary to consummate the transaction.

         7.3 Truth of Representations and Warranties. The representations and warranties of FPHI contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and FPHI shall have delivered to SiriComm a certificate, dated the Closing Date, to such effect.

         7.4 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         7.5 Performance of Agreements. All of the agreements of FPHI to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and FPHI shall have delivered to SiriComm a certificate, dated the Closing Date, to such effect.

         7.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to SiriComm and its counsel, and SiriComm shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         7.7 Closing. The transactions contemplated by this Agreement shall have been consummated by May 15, 2002.

                                    ARTICLE 8

                 SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

         8.1 Survival of Covenants and Agreements. The respective representations, warranties, covenants and agreements of the Shareholders, SiriComm, and FPHI contained in this Agreement, or any schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of one year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 8 shall survive until such covenant, term or provision has been fully paid, performed or discharged.

         8.2 Indemnification.

         (a) SiriComm agrees to indemnify and hold FPHI and its officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses, liabilities, assessments, judgments, costs or expenses (including, without limitation, penalties, interest and reasonable counsel fees and expenses), (each a "Claim"), in excess of $100,000 in the aggregate, as a result of or arising out of the breach of any representation or warranty made by the Shareholders and/or SiriComm or the failure of any representation or warranty made by Shareholders and/or SiriComm in this Agreement or in any schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all respects as of the date of this Agreement and as of the Closing Date or the non-performance by the Shareholders and/or SiriComm of any covenant, term or provision to be performed by it hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on FPHI or SiriComm.

         (b)      FPHI's right to indemnification as provided in this Section
                  8.2 shall not be eliminated, reduced or modified in any way as a result of the fact that (i) FPHI has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein; (ii) FPHI has been provided with access, as requested by FPHI, to officers and employees of SiriComm and such of SiriComm's books, documents, contracts and records as has been provided to FPHI in response to FPHI's requests.

         8.3 Conditions of Indemnification.

         (a) A party entitled to indemnification hereunder (the "Indemnified Party") shall notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any Claim or potential liability for Taxes ("Tax Claim") which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim or Tax Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this
                  Article 8 within forty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or Tax Claim additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim or Tax Claim pursuant to Section 8.3(b) hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended (other than with respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim or Tax Claim within the time period referred to above shall not constitute a defense to a Claim or Tax Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

         (b) If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand or Tax Claim by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such Claim or demand or Tax Claim at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, such right to contest or defend shall only apply if the Indemnifying Party gave written notice of its intention to assume the contest and defense of such Claim or demand or Tax Claim to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of such Claims or demand or Tax Claim, and provided the Indemnified Party with appropriate assurances as to the creditworthiness of the Indemnifying Party, and that the Indemnifying Party will be in a position to pay all fees, expenses and judgments that might arise out of such Claim or demand or Tax Claim. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand or Tax Claim and the right, at its own expense, to participate in the defense of any Claim or demand or Tax Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand or Tax Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand or Tax Claim. The Indemnifying Party shall have the right to settle or compromise any such Claim or demand or Tax Claim without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim or demand or Tax Claim and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand or Tax Claim, the Indemnified Party shall have no obligation to do so.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 Knowledge of the Shareholders, SiriComm or FPHI. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholders, SiriComm or FPHI and the Shareholders and FPHI, as the case may be, confirm that they have made reasonable due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         9.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

         9.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State without regard to any state's conflicts of laws provisions.

         9.4 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Missouri, County of Jasper, or in the United States District Court for the Western District of Missouri, Southwestern Division, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

         9.5 Captions. The Article and Section captions are used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         9.6 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of FPHI and SiriComm to the contents and the manner of presentation and publication thereof. The parties hereto agree that the execution of this Agreement requires the release of information to the financial press concerning this acquisition and accordingly agree to promptly issue a press release mutually acceptable to SiriComm and FPHI and to file a Form 8-K report with the Securities and Exchange Commission containing this Agreement and all exhibits and schedules hereto.

         9.7 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

If to FPHI:

                  Brendon K. Rennert, President
                  Fountain Pharmaceuticals, Inc.
                  505 South Westland, Suite D
                  Tampa, Florida 33606
                  Telephone No.: (813) 248-0089
                  Facsimile No.: (813) 248-3638

With a required copy to:

                  Sommer & Schneider LLP
                  595 Stewart Avenue, Suite 710
                  Garden City, NY  11530
                  Telephone No.: (516) 228-8181
                  Facsimile No.: (516) 228-8211

If to SiriComm:

                  Mr. Hank Hoffman, President SiriComm, Inc.
                  2900 Davis Blvd., Suite 130 Joplin, MO 64804
                  Telephone No.: (417) 626-9961
                  Facsimile No.: (417) 782-0475

With a required copy to:

                  Tom Noland
                  General Counsel for SiriComm, Inc.
                  1035 N. Pine
                  Carterville, MO  64835

         9.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         9.10 Entire Agreement. This Agreement, including the schedules hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by FPHI, the Shareholders, and SiriComm.

         9.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         9.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereof.

         9.14 Cooperation After Closing.From and after the Closing Date, each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

                                   ARTICLE 10

                                    COVENANTS

         10.1 Access to Information. Each of SiriComm and FPHI agrees that, prior to the Closing Date, the other party hereto shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors and accountants), to make such investigation of the properties, businesses and operations of SiriComm or FPHI, and such examination of the books, records and financial condition of SiriComm or FPHI, as such other party reasonably requests and to make copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and each of SiriComm and FPHI shall cooperate fully therein. No investigation by SiriComm or FPHI prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other party thereto contained in this Agreement or any other agreements or certificates in connection with the transactions contemplated by this Agreement. In order that each of FPHI and SiriComm may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of SiriComm or FPHI, SiriComm and FPHI shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of SiriComm or FPHI, to cooperate fully with such representatives in connection with such review and examination.

         10.2 Conduct of FPHI's and SiriComm's Respective Businesses Pending the Closing.

         (a) Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, SiriComm and FPHI shall:

                  (i) conduct its business only in the ordinary course consistent with past practice;

                  (ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill, (B) preserve its present relationship with Persons having business dealings with it;

                  (iii) maintain (A) all its assets and properties in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                  (iv) (A) maintain its books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts (other than in the ordinary course of business), and (C) comply with all contractual and other obligations applicable to its operations; and

                  (v)      comply in all material respects with applicable laws.

         (b) Prior to the Closing Date, except as otherwise expressly contemplated by this Agreement, SiriComm and FPHI shall not:

                  (i) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock;

                  (ii) (a) in the case of FPHI, transfer, issue (except issuances of shares upon the exercise of outstanding warrants, options and convertible debentures), sell or dispose of any shares of its capital stock or other securities of itself or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of itself;

                           (b) in the case of SiriComm, issue, sell or dispose of any shares of its capital stock or other securities of itself, or grant options, warrants, calls or other rights to purchase any capital stock of itself.

                  (iii) effect any recapitalization, reclassification, stock split or like change in its capitalization except, in the case of FPHI, as is required pursuant to this Agreement, or authorize the issuance of the Shares (including securities convertible into shares of FPHI Stock);

                  (iv) amend its certificate of incorporation, by-laws, memorandum or articles of association or similar organizational documents, except that FPHI may amend its certificate of incorporation solely for the purposes of reverse splitting and authorizing the Shares as contemplated by this Agreement, or changing the name of FPHI so as to add the word "SiriComm" thereto and FPHI may amend its certificate of incorporation to increase the number of authorized shares as necessary to permit FPHI to consummate the transactions contemplated hereby;

                  (v) (A) materially increase the annual level of compensation of any employee, (B) increase the annual level of compensation payable or to become payable by it to any of their respective executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of its directors, officers, employees, agents or representatives or otherwise modify or amend or terminate any such plan or arrangement;

                  (vi) except (A) for trade payables and (B) for pledges of assets and indebtedness for borrowed money which do not exceed, individually or in the aggregate, $1,000,000 (it being understood that (1) such amount shall not include indebtedness existing or assets pledged prior to the date of this Agreement and (2) the transaction value of any asset pledges shall be deemed to be equal to the fair market value of the assets pledged in such transaction), borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

                  (vii) except as may be permitted pursuant to clause (vi) above, subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted and in the ordinary course of business), any of its properties or assets (whether tangible or intangible);

                  (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any material properties or assets, or its rights to any of the foregoing (except for fair consideration in the ordinary course of business consistent with past practice);

                  (ix) cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

                  (x) enter into any commitment for capital expenditures in excess of $250,000 for any individual commitment and $1,000,000 for all commitments in the aggregate;

                  (xi) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

                  (xii) enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice.

                  (xiii) transfer any funds or assets to any of its officers and directors, which funds and assets are, in the aggregate, worth in excess of $25,000, except for the purchase of goods and services from any such officer or director in the ordinary course of business at the fair market value for such goods and services;

                  (xiv) agree to do anything prohibited by this Section 10.2 or anything that would make any of the representations and warranties of FPHI or the SiriComm in this Agreement or FPHI documents or SiriComm documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

         10.3 Consents and Approvals.

         (a) SiriComm and FPHI shall use their respective best efforts, and shall cooperate with each other, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided however, that neither SiriComm nor FPHI shall be obligated to pay any consideration (except for filing fees) therefor to any third party from whom consent or approval is requested.

         (b) Promptly following the date of this Agreement, FPHI shall prepare and file with the Securities and Exchange Commission an information statement and related solicitation materials relating to taking corporate actions without the benefit of a meeting to approve the issuance of FPHI Shares pursuant hereto (such information statement, as amended or supplemented from time to time, being hereinafter referred to as the "Information Statement"), and shall use its best efforts to cause the Information Statement to be mailed to its shareholders at such time and in such manner as permits the notification to be sent as promptly as practicable. SiriComm shall furnish all information as may be reasonably requested by FPHI and, in any case, as required with respect to FPHI by Regulation 14A under the Securities Exchange Act of 1934, as amended, for inclusion in the Information Statement. The information provided by FPHI and SiriComm, respectively, for use in the Information Statement shall, on the date when the Information Statement is first mailed to FPHI's stockholders, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading, and FPHI and SiriComm each agree to promptly correct any information provided by it for use in the Information Statement which shall have become false or misleading.

         (c) FPHI shall notify its shareholders that the Board of Directors has approved, among other matters, the issuance of the FPHI Shares pursuant hereto. FPHI, through its Board of Directors, shall recommend to its shareholders to vote their stock for approval of the foregoing. The Information Statement shall comply as to form in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and no amendment or supplement to the Information Statement shall be made by FPHI without the prior written approval of SiriComm unless FPHI determines such amendment or supplement is required by law.

         10.4 Other Actions.

         (a) Each of SiriComm and FPHI shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

         (b) FPHI shall use its best efforts to assure that, prior to the Closing, the FPHI Shares have remained quoted on the NASDAQ OTC-Bulletin Board, subject to official notice of issuance.

         10.5 Tax and Accounting Matters. Within 60 days following the date hereof, SiriComm will deliver to FPHI (i) the Interim Statements, together with an unqualified audit report thereon by SiriComm's independent public accountants and (ii) an unaudited pro forma consolidated balance sheet of SiriComm, after giving effect to the transactions contemplated by this Agreement.


                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, each of FPHI, SiriComm, and the Shareholders of SiriComm have executed this Agreement, all as of the day and year first above written.


                                            FOUNTAIN PHARMACEUTICALS, INC.


                                            By: /s/ Brendon K. Rennert
                                                --------------------------------
                                                Brendon K. Rennert
                                                President and Sole Director


                                            SIRICOMM, INC.


                                            By: /s/ Henry P. Hoffman
                                                --------------------------------
                                                Henry P. Hoffman
                                                President and Director



   THE PRINCIPAL SHAREHOLDERS:                     No. of Shares of SiriComm


   /s/ Henry P. Hoffman                                       5,855
  -----------------------------
   Henry P.  Hoffman

   /s/ David Mendez                                           1,116
  -----------------------------
   David Mendez

   /s/ Kory Dillman                                           1,040
  -----------------------------
   Kory Dillman


   THE SHAREHOLDERS:

   /s/ Robert J. Smith                                          445
  -----------------------------
   Robert J. Smith

   /s/ Susan Coyne                                              444
  -----------------------------
   Susan Coyne

   Alan M. Buchele Trust

By:  Alan M. Buchele, Trustee                                    80
  -----------------------------
   Alan M. Buchele, Trustee

   THE SHAREHOLDERS:


   /s/ Cynthia E. Black                                          40
  -----------------------------
   Cynthia E. Black

   /s/ David L. Black
  -----------------------------
   David L. Black

   Cornerstone Resources Management

   By: /s/ illegible                                             20
  -----------------------------



   /s/ Mark S. Matlock                                          100
  -----------------------------
   Mark S. Matlock

   /s/ Jeanne M. Matlock
  -----------------------------
   Jeanne M. Matlcock


   Cynthia D. Croy Revocable Trust

   By: /s/ Cynthia D. Croy                                       20
  -----------------------------
   Cynthia D. Croy, Trustee


   /s/ Joseph A. Newman                                          10
  -----------------------------
   Joseph A. Newman

   /s/ G. Scott Brehm                                           200
  -----------------------------
   G. Scott Brehm

   /s/ Martha Brehm
  -----------------------------
   Martha Brehm

   /s/ James Young                                               40
  -----------------------------
   James Young

   /s/ Irene Young
  -----------------------------
   Irene Young

   THE SHAREHOLDERS:


   /s/ Roy Deem                                                  28
  -----------------------------
   Roy Deem

   /s/ Susan Deem
  -----------------------------
   Susan Deem

   /s/ Duane W. Sherrod
  -----------------------------
   Duane W. Sherrod                                              40

   /s/ Marsha A. Sherrod
  -----------------------------
   Marsha A. Sherrod

   /s/ Tom Noland                                               300
  -----------------------------
   Tom Noland